Exhibit 5.1

MKDWELL Tech Inc.	D +852 3656 6054
E nathan.powell@ogier.com
D +852 3656 6023
E janice.chu@ogier.com

Reference: NMP/JTC/517964.00001

31 March 2026

Dear Sirs

MKDWELL Tech Inc. (the Company)

We have acted as British Virgin Islands legal counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended. The Form S-8 relates to the Company’s adoption of the 2026 Equity Incentive Plan which will be effective on 26 March 2026 (the Plan).

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.2 to the Form S-8.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). The headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 31 March 2026 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 25 July 2023,

(ii)	a copy of the memorandum and articles of association of the Company filed with the Registrar of Corporate Affairs in the British Virgin Islands on 25 July 2023, amended and restated on 19 July 2024, amended and restated on 20 May 2025 and further amended and restated on 9 January 2026 and filed on 26 January 2026 (the Amended Memorandum and Articles).

Ogier
Providing advice on British Virgin Islands,
Cayman Islands and Guernsey laws

Partners
	Nicholas Plowman	Yuki Yan
Floor 11 Central Tower	Nathan Powell	David Lin
28 Queen's Road Central	Anthony Oakes	Alan Wong
Central	Oliver Payne	Janice Chu
Hong Kong	Kate Hodson	Zhao Rong Ooi
	David Nelson	Rachel Huang**
T +852 3656 6000	Justin Davis	Florence Chan*‡
F +852 3656 6001	Joanne Collett	Richard Bennett**‡	* admitted in New Zealand
ogier.com	Dennis Li	James Bergstrom‡	** admitted in England and Wales
	Cecilia Li		‡ not ordinarily resident in Hong Kong

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 31 March 2026 (the Court Records, together with the Company Registry Records, the Public Records);

(c)	a copy of certificate of incumbency dated 22 January 2025 (the Certificate of Incumbency) issued by the registered agent of the Company in respect of the Company;

(d)	a copy of certificate of good standing dated 31 March 2026 issued by the Registrar of Corporate Affairs in the British Virgin Islands in respect of the Company (the Certificate of Good Standing)

(e)	a copy of the register of directors of the Company provided to us on 31 March 2026 (the ROD);

(f)	a copy of the shareholder list of the Company provided to us on 31 March 2026 (the ROM, and together with the ROD, the Registers);

(g)	a copy of the written resolutions of the all of the directors of the Company dated 26 March 2026 approving among others, the Company’s filing of the Form S-8 and the adoption of the Plan (the Board Resolutions); and

(h)	the Form S-8; and

(i)	the Plan.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency and the Registers is accurate and complete as at the date of this opinion;

(e)	all copies of the Form S-8 and the Plan are true and correct copies and the Form S-8 and the Plan conform in every material respect to the latest drafts of the same produced to us and, where the Form S-8 or the Plan has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

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(f)	the Company has complied with, or will comply with when due, its obligations to file (unless the Company is within one of the statutory exceptions to the obligations to file) a financial return, its register of directors, its register of members and its beneficial ownership information pursuant to the BVI Business Companies Act (Revised) (the BCA);

(g)	the Board Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him in approving the Form S-8 and the Plan, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Ordinary Shares (as defined in below) and none of the Ordinary Shares have been offered or issued to residents of the British Virgin Islands;

(i)	the Company will have sufficient authorized but unissued Class A Ordinary Shares to effect the issuance of ESOP Shares (as defined below) at the time of issuance;

(j)	the Company is, and after the allotment (where applicable) and issuance of any ESOP Shares will be, able to pay its debts as they fall due and its assets will exceed its liabilities;

(k)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document (other than the Amended Memorandum and Articles) which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

(l)	the Company has delivered or will deliver the Amended Memorandum and Articles for registration with the Registrar in accordance with the requirements of the laws of the British Virgin Islands;

(m)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; and

(n)	the Company is not a land owning company for the purposes of Section 242 of the BCA meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BCA on 25 July 2023 and is validly existing and, based solely on the Certificate of Good Standing (as defined in Part B of Schedule 1 herein), is in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

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Maximum Number of Shares Authorised to Issue

(b)	Based solely on the Amended Memorandum and Articles, the Company is authorised to issue a maximum of 100,000,000 shares of no par value each divided into six classes of shares as follows:

i.	ordinary shares with no par value (the Ordinary Shares);

ii.	class A preferred shares with no par value (the Class A Preferred Shares);

iii.	class B preferred shares with no par value (the Class B Preferred Shares);

iv.	class C preferred shares with no par value (the Class C Preferred Shares);

v.	class D preferred shares with no par value (the Class D Preferred Shares);

vi.	class E preferred shares with no par value (the Class E Preferred Shares, and together with the Class A Preferred Shares, the Class B Preferred Shares, the Class C Preferred Shares and the Class D Preferred Shares, being referred to as the Preferred Shares);

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance of the ESOP Shares under the Plan and the Form S-8.

Valid issuance of ESOP Shares

(d)	The Ordinary Shares to be issued by the Company in accordance with the Plan (the ESOP Shares) have been duly authorised for issue and when:

(i)	all provisions of the memorandum and articles of association of the Company then in effect, the Plan, the applicable award agreement and the Board Resolutions have been satisfied;

(ii)	full payment of exercise price of the ESOP Shares has been received by the Company; and

(iii)	such issuance of ESOP Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

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4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Form S-8 and the Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8 and the Plan, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and the Plan and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

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For the purposes of this opinion “in good standing” means only that the Registrar of Corporate Affairs is satisfied that the Company is deemed to be in good standing under Section 235 of the BCA on the date of issue of the Certificate of Good Standing. Notwithstanding any expiry date referred to in the certificate, the Company shall cease to be in good standing under Section 235 of the BCA if the Registrar of Corporate Affairs is not, or ceases to be, satisfied that the Company: (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Registrar of Corporate Affairs when due a copy of its registers of directors in accordance with and to the extent required by the BCA; and (iv) has filed with the Registrar of Corporate Affairs when due a copy of its registers of members in accordance with and to the extent required by the BCA; and (v) has filed with the Registrar of Corporate Affairs when due beneficial ownership information in accordance with the BCA; and/or where the Registrar of Corporate Affairs has received any notification that the Company has failed to file its annual return in accordance with and to the extent required by the BCA. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

4.3	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the Registered Agent of any failure by any Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the Plan is effective.

Yours faithfully

Ogier

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